Horizon Technology Finance Announces First Quarter 2024 Financial Results

- First Quarter 2024 Net Investment Income per Share of $0.38; NAV per Share of $9.64 -

- Debt Portfolio Yield of 15.6% -

- HRZN Ends Quarter with Committed Backlog of $168 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through September 2024 -

Farmington, Connecticut – April 30, 2024 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

●	Net investment income (“NII”) of $12.6 million, or $0.38 per share, compared to $13.0 million, or $0.46 per share for the prior-year period
●	Total investment portfolio of $711.1 million as of March 31, 2024
●	Net asset value of $332.1 million, or $9.64 per share, as of March 31, 2024
●	Annualized portfolio yield on debt investments of 15.6% for the quarter
●	Horizon funded five loans totaling $33.5 million
●	Raised total net proceeds of approximately $12.0 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from three portfolio companies
●	Cash of $71.3 million and credit facility capacity of $159.0 million as of March 31, 2024
●	Held portfolio of warrant and equity positions in 99 companies as of March 31, 2024
●	Undistributed spillover income of $1.30 per share as of March 31, 2024
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in July, August and September 2024

“During the first quarter, we were selective with respect to new originations in light of the challenging venture debt environment, while our investment portfolio continued to generate net investment income that exceeds our distributions,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We also continued to work diligently toward maximizing outcomes for our stressed investments, as we maintained active relationships with all of our portfolio companies. Despite the challenges in the venture market, we believe there are positive market signs, including an increase in demand from quality companies. Accordingly, we seek to grow our portfolio, while we remain cautious with respect to new originations. As always, we will continue to focus on maximizing NAV.”

First Quarter 2024 Operating Results

Total investment income for the quarter ended March 31, 2024 was $26.1 million, compared to $28.0 million for the quarter ended March 31, 2023, primarily due to lower interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2024 and 2023 was 15.6% and 16.3%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended March 31, 2024 were $13.1 million, compared to $14.8 million for the quarter ended March 31, 2023. The decrease was primarily due to a $2.7 million decrease in performance-based incentive fees related to an Incentive Fee Cap for the three months ended March 31, 2024 due to the cumulative incentive fees paid exceeding 20% of cumulative pre-incentive fee net return during the applicable quarter and the 11 preceding full calendar quarters, and a $0.04 million decrease in the base management fee. The decrease was partially offset by a $1.0 million increase in interest expense.

Net investment income for the quarter ended March 31, 2024 was $12.6 million, or $0.38 per share, compared to $13.0 million, or $0.46 per share, for the quarter ended March 31, 2023.

For the quarter ended March 31, 2024, there was a slight net realized gain on investments, compared to net realized loss on investments of $0.2 million, or $0.01 per share, for the quarter ended March 31, 2023.

For the quarter ended March 31, 2024, net unrealized depreciation on investments was $4.0 million, or $0.12 per share, compared to $7.5 million, or $0.26 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2024, the Company’s debt portfolio consisted of 54 secured loans with an aggregate fair value of $670.8 million. In addition, the Company’s total warrant, equity and other investments in 103 portfolio companies had an aggregate fair value of $40.3 million. Total portfolio investment activity for the three months ended March 31, 2024 and 2023 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2024	2023
Beginning portfolio	$ 709,085	$ 720,026

New debt and equity investments	34,569	47,008

Less refinanced debt balances	(11,250)	—

Net new debt and equity investments	23,319	47,008

Principal payments received on investments	(10,500)	(6,815)

Payment-in-kind interest on investments	1,382	1,204

Early pay-offs and principal paydowns	(9,143)	(32,941)

Accretion of debt investment fees	1,261	1,448

New debt investment fees	(309)	(300)

Proceeds from sale of investments	(41)	(6,520)

Net gain (loss) on investments	8	(168)

Net unrealized depreciation on investments	(3,960)	(7,537)

Other	14	(93)

Ending portfolio	$ 711,116	$ 715,312

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2024 and December 31, 2023:

($ in thousands)	March 31, 2024			December 31, 2023
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	13	$ 197,989	29.5%	11	$ 150,367	22.4%
3	36	407,237	60.7%	39	452,911	67.6%
2	1	14,546	2.2%	2	39,343	5.9%
1	4	51,001	7.6%	4	27,551	4.1%
Total	54	$ 670,773	100.0%	56	$ 670,172	100.0%

As of March 31, 2024 and December 31, 2023, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of March 31, 2024, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $96.0 million and an aggregate fair value of $51.0 million. As of December 31, 2023, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $72.5 million and an aggregate fair value of $27.6 million.

Liquidity and Capital Resources

As of March 31, 2024, the Company had $90.7 million in available liquidity, consisting of $71.3 million in cash and money market funds, and $19.4 million in funds available under existing credit facility commitments.

As of March 31, 2024, there was $60.0 million in outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of March 31, 2024, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.18%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of March 31, 2024, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended March 31, 2024, the Company sold 1,053,796 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $12.0 million, including $0.3 million of offering expenses, from these sales.

As of March 31, 2024, the Company’s net debt to equity leverage ratio was 116%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 173%.

Liquidity Events

During the quarter ended March 31, 2024, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In February, with the proceeds of a new loan from the Horizon Platform, Ceribell, Inc. (“Ceribell”) paid its outstanding principal balance of $11.2 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in Ceribell.

In March, HRZN received a principal paydown of $1.1 million on its venture loans to NextCar Holding Company, Inc. (“NextCar”). HRZN continues to hold warrants in NextCar.

In March, Engage3, LLC paid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Net Asset Value

At March 31, 2024, the Company’s net assets were $332.1 million, or $9.64 per share, compared to $321.7 million, or $11.34 per share, as of March 31, 2023, and $324.0 million, or $9.71 per share, as of December 31, 2023.

For the quarter ended March 31, 2024, net increase in net assets resulting from operations was $8.7 million, or $0.26 per share, compared to $5.3 million, or $0.19 per share, for the quarter ended March 31, 2023.

Stock Repurchase Program

On April 26, 2024, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2025 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended March 31, 2024, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2024, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

In April 2024, the Company sold 526,581 shares of common stock under the 2023 Equity Distribution Agreement. For the same period, the Company received total accumulated net proceeds of approximately $5.8 million, including $0.1 million of offering expenses, from these sales.

On April 1, 2024, Provivi, Inc. (“Provivi”) paid down $4.7 million of the principal amount of its loans outstanding and $0.3 million of its ETPs under the Venture Loan and Security Agreement by and among the Company and Provivi, dated as of June 15, 2020, as amended.

On April 11, 2024, we funded a $0.5 million equity investment to an existing portfolio company, Better Place Forests Co.

On April 22, 2024, Camp NYC, Inc. paid down $1.0 million of the principal amount of its loan outstanding.

Monthly Distributions Declared in Second Quarter 2024

On April 26, 2024, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of July, August and September 2024. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 17, 2024	June 17, 2024	July 16, 2024	$0.11
July 17, 2024	July 17, 2024	August 15, 2024	$0.11
August 16, 2024	August 16, 2024	September 13, 2024	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.38 per share for the quarter, the Company’s undistributed spillover income as of March 31, 2024 was $1.30 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 1, 2024, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13745236. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is an $18 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $721,456 and $716,077, respectively)	$ 684,895	$ 693,730
Non-controlled affiliate investments at fair value (cost of $28,689 and $28,677, respectively)	12,577	1,132
Controlled affiliate investments at fair value (cost of $15,028 and $14,428, respectively)	13,644	14,223
Total investments at fair value (cost of $765,173 and $759,182, respectively)	711,116	709,085
Cash	46,921	46,630
Investments in money market funds	21,879	26,450
Restricted investments in money market funds	2,533	2,642
Interest receivable	16,579	13,926
Other assets	3,260	3,623
Total assets	$ 802,288	$ 802,356

Liabilities
Borrowings	$ 452,490	$ 462,235
Distributions payable	13,099	11,011
Base management fee payable	1,058	1,052
Incentive fee payable	295	—
Other accrued expenses	3,225	4,077
Total liabilities	470,167	478,375

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 34,637,343 and 33,534,854 shares issued and 34,469,878 and 33,367,389 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	37	36
Paid-in capital in excess of par	463,539	450,949
Distributable earnings	(131,455)	(127,004)
Total net assets	332,121	323,981
Total liabilities and net assets	$ 802,288	$ 802,356
Net asset value per common share	$ 9.64	$ 9.71

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2024	2023
Investment income
From non-affiliate investments:
Interest income	$ 24,468	$ 26,195
Fee income	268	638
Payment-in-kind interest income	1,216	1,204
From controlled affiliate investments:
Interest income	11	—
Payment-in-kind interest income	166	—
Total investment income	26,129	28,037
Expenses
Interest expense	8,161	7,120
Base management fee	3,162	3,201
Performance based incentive fee	295	2,978
Administrative fee	433	440
Professional fees	665	658
General and administrative	429	445
Total expenses	13,145	14,842
Net investment income before excise tax	12,984	13,195
Provision for excise tax	379	184
Net investment income	12,605	13,011
Net realized and unrealized loss
Net realized gain (loss) on non-affiliate investments	11	(168)
Net realized loss on non-controlled affiliate investments	(3)	—
Net realized gain (loss) on investments	8	(168)
Net unrealized depreciation on non-affiliate investments	(14,214)	(8,383)
Net unrealized appreciation on non-controlled affiliate investments	11,433	846
Net unrealized depreciation on controlled affiliate investments	(1,179)	—
Net unrealized depreciation on investments	(3,960)	(7,537)
Net realized and unrealized loss	(3,952)	(7,705)
Net increase in net assets resulting from operations	$ 8,653	$ 5,306
Net investment income per common share	$ 0.38	$ 0.46
Net increase in net assets resulting from operations per common share	$ 0.26	$ 0.19
Distributions declared per share	$ 0.38	$ 0.33
Weighted average shares outstanding	33,579,743	28,227,100